Exhibit 16

[BDO LOGO]	BDO SEIDMAN, LLP Accountants and Consultants	1601 Forum Place Centruion Plaza, Suite 904 West Palm Beach, Florida 33401 Telephone: (561) 688-1600 Fax: (561) 688-1848

June 11, 2003

Securities and Exchange Commission
 450 5th Street N.W.
 Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 11, 2003, to be filed by our former client, the Consulier Engineering, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP BDO Seidman, LLP